Exhibit 10.1

FOURTH AMENDMENT

TO

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of December 22, 2015, is entered into by and among the following parties:

(i)	the Borrowers identified on the signature pages hereto;

(ii)	UHS Receivables Corp., as Collection Agent;

(iii)	UHS of Delaware, Inc., as Servicer;

(iv)	Universal Health Services, Inc., as Performance Guarantor;

(v)	Victory Receivables Corporation (“Victory”), as a Conduit;

(vi)	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Liquidity Bank, LC Participant and Co-Agent for Victory’s Lender Group;

(vii)	SunTrust Bank (“SunTrust”), as Liquidity Bank, LC Participant and Co-Agent for SunTrust’s Lender Group;

(viii)	Atlantic Asset Securitization LLC (“Atlantic”), as a Conduit;

(ix)	Credit Agricole Corporate and Investment Bank (“CACIB”), as Liquidity Bank, LC Participant and Co-Agent for Atlantic’s Lender Group; and

(x)	PNC Bank, National Association (“PNC”), as Liquidity Bank, LC Participant for PNC’s Lender Group, Co-Agent for PNC’s Lender Group, LC Bank, and Administrative Agent.

Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Credit and Security Agreement defined below.

BACKGROUND

1. The parties hereto have entered into that certain Amended and Restated Credit and Security Agreement, dated as of October 27, 2010 (as amended, supplemented and otherwise modified from time to time, the “Credit and Security Agreement”).

2. Concurrently herewith, the parties hereto are entering into that certain Amended and Restated Fee Letter, dated as of the date hereof (the “Amendment Fee Letter”).

3. The parties hereto desire to amend the Credit and Security Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Rebalancing. On the date hereof, the Borrowers will request an Advance and repay a portion of the principal of Victory’s and Atlantic’s outstanding Loans in the amounts for each Lender specified in the flow of funds memorandum attached hereto as Exhibit A; provided that all accrued and unpaid CP Costs, Interest and fees with respect to the principal of such Loans so repaid shall be payable by the Borrowers to the applicable Lenders on the next occurring Settlement Date. The Borrowers hereby request that PNC fund a Loan on the date hereof in the principal amounts specified in Exhibit A attached hereto. Such Loans shall be funded by PNC on the date hereof in accordance with the terms of the Credit and Security Agreement and upon satisfaction of all conditions precedent thereto specified in the Credit and Security Agreement. For administrative convenience, the Borrowers hereby instruct PNC to fund the foregoing Loans by paying the proceeds thereof directly to Victory and Atlantic in the amounts set forth in Exhibit A attached hereto, in each case, to be applied as (x) the Advance and (y) the foregoing repayment of such Lenders’ Loans on the Borrowers’ behalf. Upon receipt by Victory and Atlantic of the proceeds of such Loans from PNC as applicable, (i) the Borrowers shall be deemed to have received such proceeds for all purposes and (ii) Victory and Atlantic shall be deemed to have received such repayment.

SECTION 2. Amendments to the Credit and Security Agreement. The Credit and Security Agreement is hereby amended to incorporate the changes shown on the marked pages attached hereto as Exhibit B.

SECTION 3. Representations and Warranties. Each Borrower, the Collection Agent, the Servicer and the Performance Guarantor hereby represents and warrants to the Lenders, the Co-Agents and the Administrative Agent as follows:

(a) Representations and Warranties. The representations and warranties made by such Person in the Transaction Documents are true and correct as of the date hereof and after giving effect to this Amendment (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b) Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the other Transaction Documents to which such Person is a party, as amended hereby, are within each of its organizational powers and have been duly authorized by all necessary organizational action on its part. This Amendment and the other Transaction Documents to which such Person is a party, as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with its terms.

(c) No Amortization Event. After giving effect to this Amendment and the transactions contemplated hereby, no Amortization Event or Unmatured Amortization Event has occurred and is continuing.

SECTION 4. Effectiveness. This Amendment shall become effective on the date hereof (the “Effective Date”) upon (a) receipt by the Administrative Agent of the counterparts to this Amendment executed by each of the parties hereto, (b) payment of the “Amendment Fee” (under and as defined in the Amendment Fee Letter) in accordance with the terms of the Amendment Fee Letter, (c) receipt by the Administrative Agent of a favorable opinion, in form and substance reasonably satisfactory to the Administrative Agent and each Co-Agent, of external counsel to the Loan Parties and the Performance Guarantor, as to certain general corporate and enforceability matters and Investment Company Act matters, including “covered fund” matters, (d) receipt by the Administrative Agent of a favorable opinion, in form and substance reasonably satisfactory to the Administrative Agent and each Co-Agent, of general counsel to the Performance Guarantor, as to certain general corporate matters, (e) the payment in full and the receipt by Victory and Atlantic of the amounts set forth in Exhibit A, in each case in accordance with Section 1 above and (f) receipt by the Administrative Agent of such other agreements, documents, certificates, instruments and opinions as the Administrative Agent may reasonably request prior to the date hereof.

SECTION 5. CHOICE OF LAW; CONSENT TO JURISDICTION.

(a) THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b) EACH PARTY TO THIS AMENDMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AMENDMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT OR ANY DOCUMENT EXECUTED BY SUCH LOAN PARTY PURSUANT TO THIS AMENDMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

SECTION 6. Effect of Amendment. All provisions of the Credit and Security Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Credit and Security

Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Credit and Security Agreement shall be deemed to be references to the Credit and Security Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Credit and Security Agreement other than as set forth herein.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8. Transaction Document. This Amendment shall constitute a Transaction Document for all purposes.

SECTION 9. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Credit and Security Agreement or any provision hereof or thereof.

SECTION 10. Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Credit and Security Agreement.

SECTION 11. Ratification. After giving effect to this Amendment and each of the other agreements, documents and instruments contemplated in connection herewith, the Performance Undertaking, along with each of the provisions thereof, remains in full force and effect and is hereby ratified and reaffirmed by the Performance Guarantor and each of the other parties hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AIKEN REGIONAL RECEIVABLES, L.L.C.,
DISTRICT HOSPITAL PARTNERS RECEIVABLES, L.L.C.,
FORT DUNCAN MEDICAL RECEIVABLES, L.L.C.,
LANCASTER HOSPITAL RECEIVABLES, L.L.C.,
LAREDO REGIONAL RECEIVABLES, L.L.C.,
MANATEE MEMORIAL RECEIVABLES, L.L.C.,
MCALLEN HOSPITALS RECEIVABLES, L.L.C.,
NORTHWEST TEXAS HEALTHCARE RECEIVABLES, L.L.C.,
SPARKS FAMILY HOSPITAL RECEIVABLES, L.L.C.,
SUMMERLIN HOSPITAL RECEIVABLES, L.L.C.,
TEMECULA VALLEY HOSPITAL RECEIVABLES, L.L.C.,
TEXOMA HEALTHCARE SYSTEM RECEIVABLES, L.L.C.,
UHS OF OKLAHOMA RECEIVABLES, L.L.C.,
UHS-CORONA RECEIVABLES, L.L.C.,
RANCHO SPRINGS RECEIVABLES, L.L.C.,
VALLEY HEALTH SYSTEM RECEIVABLES, L.L.C. AND
WELLINGTON REGIONAL RECEIVABLES, L.L.C., AS BORROWERS

By:	/s/ Cheryl K. Ramagano
Name:	Cheryl K. Ramagano
Title:	Treasurer

S-1	Fourth Amendment to A&R Credit and Security Agreement (UHS Receivables Corp.)

UHS RECEIVABLES CORP.,
AS COLLECTION AGENT

By:	/s/ Cheryl K. Ramagano
Name:	Cheryl K. Ramagano
Title:	Vice President and Treasurer

UHS OF DELAWARE, INC., AS SERVICER

By:	/s/ Cheryl K. Ramagano
Name:	Cheryl K. Ramagano
Title:	Vice President and Treasurer

UNIVERSAL HEALTH SERVICES, INC., AS PERFORMANCE GUARANTOR

By:	/s/ Cheryl K. Ramagano
Name:	Cheryl K. Ramagano
Title:	Vice President and Treasurer

S-2	Fourth Amendment to A&R Credit and Security Agreement (UHS Receivables Corp.)

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, AS LIQUIDITY BANK AND LC PARTICIPANT FOR VICTORY’S LENDER GROUP

By:	/s/ Brian McNany
Name:	Brian McNany
Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, AS CO-AGENT FOR VICTORY’S LENDER GROUP

By:	/s/ Luna Mills
Name:	Luna Mills
Title:	Managing Director

VICTORY RECEIVABLES CORPORATION, AS A CONDUIT

By:	/s/ David V. DeAngelis
Name:	David V. DeAngelis
Title:	Vice President

S-3	Fourth Amendment to A&R Credit and Security Agreement (UHS Receivables Corp.)

SUNTRUST BANK,
AS LIQUIDITY BANK, LC PARTICIPANT FOR
SUNTRUST’S LENDER GROUP AND CO-AGENT FOR
SUNTRUST’S LENDER GROUP

By:	/s/ Pawan Churiwal
Name:	Pawan Churiwal
Title:	Vice President

S-4	Fourth Amendment to A&R Credit and Security Agreement (UHS Receivables Corp.)

PNC BANK, NATIONAL ASSOCIATION,
AS LC PARTICIPANT, LIQUIDITY BANK AND AS LC BANK

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, AS CO-AGENT AND ADMINISTRATIVE AGENT

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

S-5	Fourth Amendment to A&R Credit and Security Agreement (UHS Receivables Corp.)

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, AS LIQUIDITY BANK, LC PARTICIPANT FOR ATLANTIC’S LENDER GROUP AND CO-AGENT FOR ATLANTIC’S LENDER GROUP

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourmpetis
Title:	Managing Director

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

ATLANTIC ASSET SECURITIZATION LLC, AS A CONDUIT

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourmpetis
Title:	Managing Director

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

S-6	Fourth Amendment to A&R Credit and Security Agreement (UHS Receivables Corp.)

EXHIBIT A

FLOW OF FUNDS MEMORANDUM

Exhibit A

EXHIBIT B

AMENDMENTS TO THE CREDIT AND SECURITY AGREEMENT

Exhibit B

Conformed through:

First Amendment dated May 16, 2012

Second Amendment, dated October 25, 2013

Third Amendment, dated August 1, 2014

Fourth Amendment, dated December 22, 2015

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

DATED AS OF OCTOBER 27, 2010

AMONG

AIKEN REGIONAL RECEIVABLES, L.L.C., AUBURN REGIONAL RECEIVABLES,

L.L.C., DISTRICT HOSPITAL PARTNERS RECEIVABLES, L.L.C., FORT DUNCAN

MEDICAL RECEIVABLES, L.L.C., LANCASTER HOSPITAL RECEIVABLES, L.L.C.,

LAREDO REGIONAL RECEIVABLES, L.L.C., MANATEE MEMORIAL

RECEIVABLES, L.L.C., MCALLEN HOSPITALS RECEIVABLES, L.L.C.,

NORTHWEST TEXAS HEALTHCARE RECEIVABLES, L.L.C., SPARKS FAMILY

HOSPITAL RECEIVABLES, L.L.C., SUMMERLIN HOSPITAL RECEIVABLES,

L.L.C., TEMECULA VALLEY HOSPITAL RECEIVABLES, L.L.C., TEXOMA

HEALTHCARE SYSTEM RECEIVABLES, L.L.C., UHS OF OKLAHOMA

RECEIVABLES, L.L.C., UHS-CORONA RECEIVABLES, L.L.C., RANCHO SPRINGS

RECEIVABLES, L.L.C., VALLEY HEALTH SYSTEM RECEIVABLES, L.L.C. AND

WELLINGTON REGIONAL RECEIVABLES, L.L.C., AS BORROWERS

UHS RECEIVABLES CORP., AS COLLECTION AGENT,

UHS OF DELAWARE, INC., AS SERVICER,

UNIVERSAL HEALTH SERVICES, INC., AS PERFORMANCE GUARANTOR,

THE CONDUITS, LIQUIDITY BANKS, CO-AGENTS AND LC PARTICIPANTS FROM TIME TO TIME PARTY HERETO,

AND

PNC BANK, NATIONAL ASSOCIATION, AS LC BANK AND ADMINISTRATIVE AGENT

to the limitations on funding set forth in Section 1.1(a) above (and otherwise herein), the Liquidity Banks that are not Defaulting Lenders shall fund (or shall cause their related Conduits to fund) such Defaulting Lender’s portion of such Advance pro rata in proportion to their relative Commitments (determined without regard to the Defaulting Lender’s Commitment).

(c) Reducing the Aggregate Commitment. The Collection Agent, on behalf of Borrowers, may, upon at least 10 Business Days’ notice to the Co-Agents, terminate in whole or reduce in part, ratably among the Lenders in each Lender Group in accordance with such Lender Group’s Percentage, the unused portion of the Aggregate Commitment; it being understood that the “unused portion” of the Aggregate Commitment means the excess, if any of (x) the Aggregate Commitment (before giving effect to such reduction) over (y) the sum of the Aggregate Principal plus the LC Participation Amount; provided that:

(i) each partial reduction of the unused portion of the Aggregate Commitment shall be in an amount equal to $1,000,000 per Lender Group (or a larger integral multiple of $1,000,000 if in excess thereof) and shall reduce the Commitments of the Lenders ratably in accordance with their respective Pro Rata Shares;

(ii) unless terminated in whole, the Aggregate Commitment shall in no event be reduced below $150,000,000; and

(iii) no such reduction of the unused portion of the Aggregate Commitment shall be permitted if such reduction would cause (A) the Aggregate Principal plus the LC Participation Amount to exceed the Aggregate Commitment or (B) any Lender Group’s Lender Group Exposure to exceed its Lender Group Commitment.

(d) Increasing the Aggregate Commitment. The Collection Agent, on behalf of the Borrowers, may from time to time prior to the Facility Termination Date, upon not less than thirty (30) days’ prior written notice to the Administrative Agent and each Co-Agent (a “Commitment Increase Notice”), request that the Lenders increase the Aggregate Commitment (calculated without reduction for any then existing Lender Group Commitment of any Defaulting Lender’s Lender Group) to an amount not exceeding $575,000,000 subject to the following terms and conditions:

(i) each Commitment Increase Notice shall specify the date on which the proposed increase in Commitments will be effective, which date shall be a Business Day;

(ii) the Collection Agent shall not deliver any Commitment Increase Notice unless all the conditions to making Advances and issuing Letters of Credit specified in Article VI are satisfied, and each Borrower shall be deemed to represent and warrant that such conditions are satisfied on the effective date of any such increase;

(iii) no Defaulting Lender or any member of a Defaulting Lender’s Lender Group shall not be permitted to increase its Commitment or Lender Group Commitment, as applicable, pursuant to any such Commitment Increase Notice;

time prior to the date hereof, since June 30, 2010, no event has occurred that would have a Material Adverse Effect, and (ii) each Borrower represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of such Borrower, (B) the ability of such Borrower to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

(n) Names. Each Borrower represents and warrants that: (i) the name in which such Borrower has executed this Agreement is identical to the name of such Borrower as indicated on the public record of its state of organization which shows such Borrower to have been organized, and (ii) in the past five (5) years, such Borrower has not used any limited liability company names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Borrowers. Except as set forth in the applicable Receivables Sale Agreement, Parent owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of each Originator and each Borrower. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of any Borrower or any Originator.

(p) Not an Investment Company. Such Person is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute. No Borrower is a “covered fund” under Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations implemented thereunder (the “Volcker Rule”). In determining that such Borrower is not a “covered fund” under the Volcker Rule, such Borrower is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act of 1940, as amended, although other exemptions and exclusions may also be available.

(q) Compliance with Law. Such Person has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Borrowers represent and warrant that each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation would not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. Such Loan Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such change as to which the Administrative Agent has been notified in accordance with Section 7.1(a)(vii).

(s) Payments to Applicable Originator. Each Borrower represents and warrants that: (i) with respect to each Receivable transferred to such Borrower under the applicable Receivables Sale Agreement, such Borrower has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt, and (ii) no transfer by the applicable Originator of any Receivable under such Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Borrowers represent and warrant that each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Private Receivable and Participation Interest included in the Net Pool Balance as an Eligible Receivable or Eligible Participation Interest, as the case may be, on the date of any Monthly Report was an Eligible Receivable or Eligible Participation Interest, as applicable, on such date.

(v) Receivables as Accounts. The Receivables constitute “accounts” within the meaning of the applicable UCC.

(w) Coverage Percentage. Immediately after giving effect to each Advance, each issuance of a Letter of Credit and each settlement on any Settlement Date hereunder, the Coverage Percentage does not exceed 100%.

(x) Priority. Other than the security interest granted to the Administrative Agent pursuant to this Agreement, no Borrower has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. No Borrower has authorized the filing of and is not aware of any financing statements against such Borrower that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Administrative Agent hereunder or that has been terminated. No Borrower is aware of any judgment or tax lien filings against any Borrower.

(y) Accounting. The manner in which such Loan Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreements does not jeopardize the true sale analysis.

(z) Ordinary Course. Each of the Borrowers represents and warrants that each remittance of Collections by (or on behalf of) the Borrowers to the Secured Parties hereunder will have been (i) in payment of a debt incurred by the Borrowers in the ordinary course of business or financial affairs of the Borrowers and (ii) made in the ordinary course of business or financial affairs of the Borrowers.

(aa) Liquidity Coverage Ratio. No Borrower (x) has issued, does issue or will issue any obligations that (A) constitute asset-backed commercial paper, or (B) are securities required to be registered under the Securities Act of 1933 (the “33 Act”) or that may be offered for sale under Rule 144A or a similar exemption from registration under the 33 Act or the rules promulgated thereunder, or (y) has issued, does issue or will issue any other debt obligations or equity interests other than debt obligations substantially similar to the obligations of such Borrower under this Agreement that are (A) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (B) subject to transfer restrictions substantially similar to the transfer restrictions set forth in this Agreement. Each Borrower further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Parent for purposes of generally accepted accounting principles.

(bb) Sanctions. No Covered Entity is a Sanctioned Person. No Covered Entity, (i) has any of its assets in a Sanctioned Country or, to its knowledge, in the possession, custody or control of a Sanctioned Person, in each case, in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

Section 5.2 Lender Representations and Warranties.

Each Liquidity Bank and LC Participant hereby represents and warrants (as to itself) to the Agents, the Lenders and the Loan Parties that:

(a) Existence and Power. Such Person is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational power to perform its obligations hereunder.

(b) No Conflict. The execution and delivery by such Person of this Agreement and the performance of its obligations hereunder and thereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws or similar governing documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Lien on its assets. This Agreement has been duly authorized, executed and delivered by such Person.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Person of this Agreement and the performance of its obligations hereunder.

(d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other Receivables Sale Agreement) would be less than the Required Capital Amount (as defined in the applicable Receivables Sale Agreement).

(h) Debt. The Collection Agent will not, nor will any Borrower, incur or permit to exist any Debt or liability on account of deposits except: (i) the Obligations, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

(i) Sanctions. No Loan Party will become a Sanctioned Person. No Covered Entity will (i) have any of its assets in a Sanctioned Country or, to its knowledge, in the possession, custody or control of a Sanctioned Person, in each case, in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the proceeds of any Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. Each Loan Party shall comply with all Anti-Terrorism Laws. Each Loan Party shall promptly notify the Administrative Agent and each Co-Agent in writing upon the occurrence of a Reportable Compliance Event. No Loan Party has used or will use the proceeds of any Advances to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, in each case, in violation of any Anti-Terrorism Law.

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. UHS of Delaware is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. After the occurrence of an Amortization Event, the Administrative Agent may at any time designate as Servicer any Person to succeed UHS of Delaware or any successor Servicer.

(b) Without the prior written consent of the Agents and the Required Co-Agents, UHS of Delaware shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person except with respect to certain Defaulted Receivables, with respect to which it may engage outside collection agencies in accordance with its customary practices. Notwithstanding the foregoing, so long as UHS of Delaware remains the Servicer hereunder: (i) UHS of Delaware shall be and remain liable to the Agents and the Secured Parties for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agents and the Secured Parties shall be entitled to deal exclusively with UHS of Delaware in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder.

Section 8.2 Duties of Servicer.

(r) Except as otherwise permitted in Section 7.1(j), the New Sweep Account fails to be subject to a Collection Account Agreement at any time.

(s) The Consolidated Leverage Ratio, as at the last day of any period of four consecutive fiscal quarters of the Parent (or, if less, the number of full fiscal quarters subsequent to the date hereof) ending with any fiscal quarter set forth below, exceeds the ratio set forth in the chart below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
2010 Q4	5.25 to 1.00
2011 Q1	5.25 to 1.00
2011 Q2	5.25 to 1.00
2011 Q3	5.00 to 1.00
2011 Q4	4.75 to 1.00
2012 Q1	4.75 to 1.00
2012 Q2	4.50 to 1.00
2012 Q3	4.50 to 1.00
2012 Q4	4.50 to 1.00
2013 Q1	4.25 to 1.00
2013 Q2	4.00 to 1.00
2013 Q3	4.00 to 1.00
2013 Q4	3.75 to 1.00
2014 Q1	3.75 to 1.00
2014 Q2	3.50 to 1.00
2014 Q3	3.50 to 1.00
2014 Q4	3.25 to 1.00
2015 Q1	3.00 to 1.00
2015 Q2	3.00 to 1.00
2015 Q3	3.75 to 1.00
2015 Q4	3.75 to 1.00
2016 Q1	3.75 to 1.00
2016 Q2	3.75 to 1.00
2016 Q3	3.75 to 1.00
2016 Q4	3.75 to 1.00

Each Fiscal Quarter thereafter	3.50 to 1.00

Section 9.2 Remedies.

Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may (with the consent of the Required Co-Agents), or upon the direction of the Required Co-Agents shall, take any of the following actions: (i) replace the Person then acting as Servicer if the Administrative Agent has not already done so, (ii) declare the Amortization Date to have occurred, whereupon the Aggregate Commitment (and, for the avoidance of doubt, all individual Commitments) shall immediately terminate and the Amortization Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and Performance Guarantor;

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) Each of the Agents, the Loan Parties and the Liquidity Banks hereby agrees and consents to the complete or partial assignment by each Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Banks in its Lender Group.

(b) Any Liquidity Bank or LC Participant may at any time and from time to time assign to one or more Eligible Assignees reasonably acceptable to the Administrative Agent and the LC Bank (each, a “Purchasing Lender”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement substantially in the form set forth in Exhibit V hereto (an “Assignment Agreement”) executed by such Purchasing Lender and such selling Liquidity Bank or LC Participant. The consent of the applicable Conduit shall be required prior to the effectiveness of any such assignment by a Liquidity Bank in such Conduit’s Lender Group. Each assignee of a Liquidity Bank or LC Participant must (i) be an Eligible Assignee reasonably acceptable to the Administrative Agent and the LC Bank and (ii) agree to deliver to the Administrative Agent, the LC Bank and the applicable Co-Agent, promptly following any request therefor by the Administrative Agent, the LC Bank, the applicable Co-Agent or the applicable Conduit, an enforceability opinion in form and substance satisfactory to the requesting Person. Upon delivery of an executed Assignment Agreement to the Administrative Agent, the LC Bank and the applicable Co-Agent, such selling Liquidity Bank or LC Participant shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Lender shall for all purposes be a Liquidity Bank or LC Participant (as applicable) party to this Agreement and shall have all the rights and obligations of a Liquidity Bank or LC Participant (as applicable) hereunder and thereunder to the same extent as if it were an original party hereto and thereto and no further consent or action by any Loan Party, the Lenders or the Agents shall be required.

(c) Any Defaulting Lender shall, at the request of the Administrative Agent, the LC Bank, any Co-Agent or the Collection Agent, assign all of its rights and obligations hereunder to a willing Eligible Assignee identified by such requesting party (with the prior written consent of the Administrative Agent, the LC Bank, the Required Co-Agents and, so long as no Amortization Event has occurred and is continuing, the Collection Agent); provided that such Defaulting Lender receives payment in full, pursuant to an Assignment Agreement, of an amount equal to the Obligations then owing to such Defaulting Lender.

(d) (i) Any Liquidity Bank or LC Participant may pledge or assign any of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to any Federal Reserve Bank without notice to or consent of any Loan Party, any other Lender or any Agent and (ii) each Conduit may at any time pledge or assign any of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to a collateral trustee, in each case without notice to or consent of any Loan Party, any other Lender or any Agent, but such pledge grant or transfer shall not relieve any Person from its obligations hereunder; provided, that no such pledge or assignment shall release such Conduit, Liquidity Bank or LC Participant from any of its obligations under this Agreement or substitute such pledgee or assignee for such Conduit, Liquidity Bank or LC Participant as a party hereto.

(e) No Loan Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the Agents and each of the Lenders.

Section 12.2 Participations.

Any Lender may, in the ordinary course of its business at any time sell to one or more Persons (each, a “Participant”) participating interests in its Pro Rata Share of its Lender Group’s Percentage of Aggregate Commitment, its Loans, its Commitment, its Liquidity Commitment or any other interest of such Lender hereunder or under the Liquidity Agreement. Notwithstanding any such sale by a Lender of a participating interest to a Participant, such Lender’s rights and obligations under this Agreement and such Liquidity Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance of its obligations hereunder and under the Liquidity Agreement, and the Loan Parties, the Lenders and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the applicable Liquidity Agreement. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

ARTICLE XIII.

SECURITY INTEREST

Section 13.1 Grant of Security Interest.

To secure the due and punctual payment of the Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, in each case pro rata according to the respective amounts thereof, (a) each Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of such Borrower’s right, title and interest, whether now owned and existing or hereafter arising in and to all of the Private Receivables, the Gift Shop Receipts, the Government Receivables and the Participation Interests therein, the Related Security, the Collections and all proceeds of the foregoing, and (b) the Collection Agent hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of the Collection Agent’s right, title and interest, whether now owned and existing or hereafter arising in and to the Blocked Sweep Account and all funds from time to time deposited therein (all of the property described in the foregoing clauses (a) and (b), collectively, the “Collateral”). Without limiting the right of any Originator to terminate its participation in the facility evidenced by any Receivables Sale Agreement, except as otherwise permitted under this Agreement, the Administrative Agent shall not release in writing any material portion of the Collateral from the security interest of the Administrative Agent hereunder without the consent of all Co-Agents.

Section 13.2 Termination after Final Payout Date.

Each of the Secured Parties hereby authorizes the Administrative Agent, and the Administrative Agent hereby agrees, promptly after the Final Payout Date to execute and deliver to the Collection Agent such UCC termination statements as may be necessary to terminate the Administrative Agent’s security interest in and Lien upon the Collateral, all at Borrowers’ expense. Upon the Final Payout Date, all right, title and interest of the Administrative Agent and the other Secured Parties in and to the Collateral shall terminate.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Waivers and Amendments.

(a) No failure or delay on the part of any Agent or any Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement or any other Transaction Document may be amended, supplemented, modified or waived except in writing signed by the LC Bank, the Borrowers, Administrative Agent and the Required Co-Agents, provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Lender, (A) extend the Facility Termination Date or the date of any payment or deposit of Collections by any Loan Party, (B) reduce the rate or extend the time of payment of Interest or any CP Costs (or any component of Interest or CP Costs), (C) reduce any fee payable to any Agent for the benefit of the Lenders, (D) except pursuant to Article XII hereof, change the amount of the principal of any Lender, any Liquidity Bank’s Pro Rata Share or any Liquidity Bank’s Commitment, (E) amend, modify or waive any provision of the definition of Required Co-Agents or this Section 14.1(b), (F) consent to or permit the assignment or transfer by any Borrower or the Collection Agent of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Loss Reserve,” “Dilution Reserve,” “Yield Reserve,” “Servicing Reserve,” “Servicing Fee Rate,” “Required Reserve,” “Required Reserve Factor Floor” or, subject to the proviso thereto, “Self-Pay Discount Factor” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of any affected Co-Agent, amend, modify or waive any provision of this Agreement or any other Transaction Document if the effect thereof is to affect the rights or duties of such Co-Agent or any member of its Lender Group.

Affiliate of such Agent or Lender not known to such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the applicable Loan Party unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission to whose jurisdiction such Agent or Lender may be subject, (d) to any nationally recognized statistical rating organization, (e) to assignees or participants, prospective assignees or participants, or Related Persons of the foregoing, in each case who agree to be bound by the provisions of this Section 14.5, (f) to the extent required in connection with any litigation between any Loan Party and any Lender with respect to the Loans or any Transaction Document, (g) to any dealer or placement agent for such party’s Commercial Paper Notes, who (i) in the good faith belief of such party, has a need to know such confidential information, (ii) is informed by such party of the confidential nature of such information and the terms of this Section 14.5 and (iii) has agreed in writing to be bound by the provisions of this Section 14.5, (h) to any Liquidity Bank (whether or not on the date of disclosure, such Liquidity Bank continues to be an Eligible Assignee), or to any other actual or potential permitted assignee or Participant permitted under Article XII who has agreed to be bound by the provisions of this Section 14.5, (i) Related Persons with respect to the foregoing, (j) without limiting the generality of clause (d) above, to any rating agency that maintains a rating for such party’s Commercial Paper Notes or is considering the issuance of such a rating, for the purposes of reviewing the credit of any Lender in connection with such rating, (k) to any other party to this Agreement (and any independent attorneys and auditors of such party), for the purposes contemplated hereby, (l) to any entity that provides a surety bond or other credit enhancement to either Conduit solely for the purpose of providing such surety bond or other credit enhancement and not for any other purpose, (m) in connection with the enforcement of this Agreement or any other Transaction Document to the extent required to exercise rights against the Collateral, (n) Related Persons with respect to the foregoing, (o) to any collateral trustee appointed by any Conduit to comply with Rule 3a-7 under the Investment Company Act of 1940, as amended, or (p) with the applicable Loan Party’s prior written consent. In addition, each of the Lenders and the Agents may disclose on a “no name” basis to any actual or potential investor in Commercial Paper Notes information regarding the nature of this Agreement, the basic terms hereof (including without limitation the amount and nature of the Aggregate Commitment and the Advances), the nature, amount and status of the Receivables, and the current and/or historical ratios of losses to liquidations and/or outstandings with respect to the Receivables. This Section 14.5 shall survive termination of this Agreement.

Section 14.6 Confidentiality of Program Information.

(a) Confidential Information. Each party hereto acknowledges that the Lenders and the Agents regard the structure of the transactions contemplated by this Agreement to be proprietary, and each such party agrees that:

(i) it will not disclose without the prior consent of each Lender or each Agent (other than to the directors, employees, auditors, counsel or affiliates (collectively, “representatives”) of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 14.6): (A) any information regarding the pricing in, or copies of, the Liquidity

EXHIBIT I

DEFINITIONS

As used in this Agreement, (a) capitalized terms used and not otherwise defined in this Agreement (whether or note included in the list below) shall have the meanings attributed thereto in the Receivables Sale Agreements, and (b) the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Adjusted LC Participation Amount” means, at any time, the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if (a) the controlling Person owns 10-50% of any class of voting securities of the controlled Person only if it also possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise, or (b) if the controlling Person owns more than 50% of any class of voting securities of the controlled Person.

“Agents” means the Administrative Agent and the Co-Agents.

“Aggregate Commitment” means, on any date of determination, the aggregate amount of the Lender Group Commitments of all Lender Groups (excluding the Lender Group Commitment of any Defaulting Lender’s Lender Group). As of the date hereof, the Aggregate Commitment is $400,000,000.

“Aggregate Principal” means, on any date of determination, the aggregate outstanding principal amount of all Loans outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Agreement” means this Amended and Restated Credit and Security Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Alternate Base Rate Loan” means a Loan which bears interest at the Alternate Base Rate or the Default Rate.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 (other than Section 6.2(d)(ii)(B)) are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to any Loan Party, (iii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Amortization Event, and (iv) the date which is 10 Business Days after the Administrative Agent’s receipt of written notice from the Collection Agent, on behalf of Borrowers, that Borrowers wish to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, corruption or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, with respect to any Person, all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property.

“Applicable Percentage” means, on any date of determination, the “Applicable Margin for Eurodollar Loans” as set forth in the “Applicable Pricing Grid” (as each of the foregoing terms is defined in the Parent Credit Agreement).

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Atlantic” means Atlantic Asset Securitization LLC, a Delaware limited liability company.

“Authorized Officer” means, with respect to any Person, its president, company controller, treasurer or chief financial officer.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. § 101 et seq.) and any successor statute thereto.

“Basel III” means the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time).

“Blocked Sweep Account” means account no. 81884-16729 in the Collection Agent’s name at Bank of America, N.A., in Chicago, Illinois.

“Borrower(s)” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” means, on any date of determination, the Net Pool Balance as of the last day of the period covered by the most recent Monthly Report, minus the Required Reserve as of the last day of the period covered by the most recent Monthly Report, minus Deemed Collections that have occurred since the most recent Cut-Off Date to the extent that such Deemed Collections exceed the Dilution Reserve, plus the Self-Pay Borrowing Base as of the last day of the period covered by the most recent Monthly Report.

“Borrowing Date” means a Business Day on which an Advance is made hereunder.

“Borrowing Notice” has the meaning set forth in Section 1.2.

“Broken Funding Costs” means for any CP Rate Loan or LIBO Rate Loan which: (a) in the case of a CP Rate Loan, has its principal reduced without compliance by Borrowers (or the Collection Agent on their behalf) with the notice requirements hereunder, (b) in the case of a CP Rate Loan or a LIBO Rate Loan, does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice, (c) in the case of a CP Rate Loan, is assigned under the Liquidity Agreement, or (d) in the case of a LIBO Rate Loan, is terminated or reduced prior to the last day of its Interest Period, an amount equal to the excess, if any, of (i) the CP Costs or Interest (as applicable) that would have accrued during the remainder of the Interest Periods or the tranche periods for Commercial Paper determined by the Administrative Agent to relate to such Loan (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (b) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the principal of such Loan if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (ii) the sum of (x) to the extent all or a portion of such principal is allocated to another Loan, the amount of CP Costs or Interest actually accrued during the remainder of such period on such principal for the new Loan, and (y) to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Lender or Lenders agree to pay to the Collection Agent, for the benefit of Borrowers, the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“BTMU” has the meaning set forth in the preamble to this Agreement.

“Business Associate” has the meaning set forth in Section 14.14.

“Business Associate Safeguards” has the meaning set forth in Section 14.14.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Pittsburgh, Pennsylvania, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation date hereof, is account no. 81885-03047 in the Collection Agent’s name at Bank of America, N.A., in Chicago, Illinois.

“Conduit” means each commercial paper conduit that is a party to this Agreement, as a lender, or that becomes a party to this Agreement, as a lender pursuant to an Assignment Agreement or otherwise. As of August 1, 2014, the Conduits are Atlantic and Victory.

“Consolidated Leverage Ratio” has the meaning set forth on Schedule C to this Agreement.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” has the meaning provided in the Receivables Sale Agreements.

“Coverage Percentage” means, at any time, a fraction expressed as a percentage and computed as follows:

Aggregate Principal + Adjusted LC Participation Amount
Borrowing Base

“Covered Entity” means (a) each Loan party and Parent and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CP Costs” means, for any Conduit and for any period and with respect to any Loan (or portion thereof) funded by such Conduit through the issuance of Commercial Paper, the weighted average cost (as determined by such Conduit (or by its Co-Agent on its behalf) which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit, other borrowings by such Conduit (other than under its Liquidity Agreement) and any other costs and expenses associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that is allocated, in whole or in part, by such Conduit (or by its Co-Agent on its behalf) to fund or maintain such Loan (or portion thereof) (and which may be also allocated in part to the funding of other assets of such Conduit (including, in the case of Commercial Paper issued on a discount, such discount)); provided that notwithstanding anything in the Agreement or the other Transaction Documents to the contrary, the Loan Parties agree that any amounts payable to such Conduit in respect of

(xiv) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xv) as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly to a Borrower under and in accordance with the applicable Receivables Sale Agreement, and such Borrower has good and marketable title thereto free and clear of any Lien; and

(xvi) which is payable into a Lock-Box or Collection Account in a manner consistent with the arrangements described in Section 7.1(j).

“Eligible Payor Class” means any group of Obligors of a type listed on Exhibit VIII hereto.

“Eligible Receivable” means, at any time, a Private Receivable:

(i) which is included in an Eligible Payor Class; provided, however, that the aggregate Outstanding Balance of all Receivables included in Eligible Payor Classes G and Q that may be included as Eligible Receivables shall not exceed 2.5% of the aggregate Outstanding Balance of all Eligible Receivables;

(ii) the Obligor of which (a) is a corporation or other business organization (and is not a natural person) organized under the laws of the United States or any political subdivision of the United States and has its chief executive office in the United States; (b) is not an Affiliate of any of the parties hereto; and (c) is not a government or a governmental subdivision or agency;

(iii) which is not (a) a Defaulted Receivable or (b) owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Private Receivables owing from such Obligor are Defaulted Receivables (provided that this clause (b) shall apply only to Private Receivables owing by the 20 largest Obligors (based on the aggregate Outstanding Balances of their respective Private Receivables));

(iv) which by its terms is due and payable within 60 days of the original billing date therefor;

(v) which is an “account” within the meaning of Section 9-102(a)(2) of the UCC of all applicable jurisdictions;

(vi) which is denominated and payable only in United States dollars in the United States;

(vii) which arises under a Contract which, together with such Private Receivable, is in full force and effect and constitutes the legal, valid and binding with the applicable Receivables Sale Agreement, and such Borrower has good and marketable title thereto free and clear of any Lien; and

(xvi) which is payable into a Lock-Box or Collection Account in a manner consistent with the arrangements described in Section 7.1(j).

“Eligible Self-Pay Payor Class” means any group of Obligors of a type listed on Exhibit X hereto.

“Eligible Self-Pay Receivable” means, at any time, a Self-Pay Receivable that then satisfies all the criteria for an Eligible Receivable, other than the criteria specified in clauses (i) and (ii) of the definition of “Eligible Receivable”.

“Equity Interests” has the meaning provided in the Receivables Sale Agreements.

“ERISA” has the meaning provided in the Receivables Sale Agreements.

“ERISA Affiliate” has the meaning provided in the Receivables Sale Agreements.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Executive Officer” has the meaning provided in the Receivables Sale Agreements.

“Facility Account” means the Collection Agent’s account no. 81889-03045 (ABA no. 026-009-593, ref: Commercial Paper Proceeds) at Bank of America, N.A., in Chicago, Illinois.

“Facility Termination Date” means the earlier of (i) December 21, 2018 and (ii) the Amortization Date.

“Federal Funds Effective Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated as of the date hereof among Borrowers and the Agents, as it may be amended or modified and in effect from time to time.

“Final Payout Date” means the date on which (i) all Obligations have been paid in full, (ii) the Aggregate Commitment has been terminated and (iii) the LC Participation Amount has been reduced to zero ($0).

“Finance Charges” has the meaning provided in the Receivables Sale Agreements.

“First Amendment Date” means May 16, 2012.

“Funding Agreement” means (i) this Agreement, (ii) the Liquidity Agreements and (iii) any other agreement or instrument executed by any Funding Source with or for the benefit of a Conduit.

“Funding Source” means (i) any Liquidity Bank or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to a Conduit.

“GAAP” means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

“Gift Shop Receipt” has the meaning set forth in the Receivables Sale Agreements.

“Governmental Acts” has the meaning set forth in Section 1.15.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Receivable” has the meaning set forth in the Receivables Sale Agreements.

“HIPAA” has the meaning set forth in Section 14.14.

“Indemnified Amounts” has the meaning specified in Section 10.1.

“Indemnified Party” has the meaning specified in Section 10.1.

“Independent Manager” shall mean a Person who (i) is not and has not been for at least five (5) years: (a) a stockholder, director, officer, employee, partner, member, attorney or counsel of any Borrower or any Affiliate of any of them (except as director of UHS Receivables Corp.); (b) a customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director or manager as compensation for such director or manager to serve as an Independent Manager) from its activities with any Borrower or any Affiliate of any Borrower (a “Business Party”); (c) a Person controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party and (ii) has, (a) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (b) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this definition only, “control” shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise or (ii) the ownership, direct or indirect, of no less than 51% of the voting securities of such Person, and the terms “controlled”, “controlling” and “common control” shall have correlative meanings.

“Initial Valuation Adjustment” means, with respect to any Receivable, a reduction to the book value thereof made on the original invoice date for such receivable.

“Interest” means for each respective Interest Period relating to Loans of the Liquidity Banks, an amount equal to the product of the applicable Interest Rate for each Loan multiplied by the principal of such Loan for each day elapsed during such Interest Period,

“LC Participation Amount” means, at any time, the excess, if any, of (a) aggregate face amount of the outstanding Letters of Credit at such time over (b) the amount of any drawings made under such Letters of Credit.

“Lender” means each Conduit, each Liquidity Bank, each LC Participant and the LC Bank.

“Lender Group” means, (A) with respect to any Conduit, (i) such Conduit, (ii) its Liquidity Bank(s), (iii) its Co-Agent and (iv) it’s LC Participant(s), (B) with respect to PNC, PNC as (i) a Liquidity Bank, (ii) a Co-Agent, (iii) an LC Participant, (iv) the LC Bank and (v) the Administrative Agent and (C) with respect to SunTrust, (i) SunTrust as a Liquidity Bank, (ii) STRH as its Co-Agent and (iii) SunTrust as an LC Participant.

“Lender Group Commitment” means, with respect to any Lender Group the amount set forth as the Lender Group Commitment for such Lender Group on Schedule A to this Agreement. The parties hereto acknowledge and agree that any such Lender Group Commitment may be less than the sum of the Commitments of the Lenders within the relevant Lender Group.

“Lender Group Exposure” means, with respect to any Lender Group, the sum of (a) the aggregate outstanding principal amount of all Loans held by the Lenders in such Lender Group, plus (b) the related LC Participant’s Ratable LC Share of the LC Participation Amount.

“Lender Group Exposure Percentage” means, with respect to any Lender Group, a fraction, expressed as a percentage, (a) the numerator of which is such Lender Group’s Lender Group Exposure and (b) the denominator of which is the sum of (i) the Aggregate Principal plus (ii) the LC Participation Amount.

“Letter of Credit” has the meaning set forth in Section 1.7.

“Letter of Credit Application” has the meaning set forth in Section 1.8(a).

“LIBO Rate” means, the greater of (x) 0.00% and (y) (A) for any Lender in either the SunTrust Lender Group or the PNC Lender Group, for any day during any Interest Period, the one-month rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) for such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for London interbank quotation), in each case, changing when and as such rate changes and (B) for any other Lender, for any Interest Period, (i) (a) the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the related Loan offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address “US0001M <Index> Q <Go>” effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not fewer than two major banks in New York, New York, selected by the Administrative Agent, at approximately 10:00

“Related Security” means, with respect to any Transferred Asset, all of the applicable Borrower’s right, title and interest in, to and under: (i) the Related Security (under and as defined in the applicable Receivables Sale Agreement), (ii) the applicable Receivables Sale Agreement in respect of such Transferred Asset, (iii) the applicable Performance Undertaking, (iv) the Blocked Sweep Account and the funds and instruments from time to time deposited therein, and (v) all proceeds of any of the foregoing.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Co-Agents” means, at any time, one or more Co-Agents (excluding the Co-Agent of any Lender Group then containing a Defaulting Lender), the Lender Groups of which then have, in the aggregate, Lender Group Commitments in excess of 50% of the Aggregate Commitment.

“Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period
less than 25% of the Aggregate Commitment	2 Business Days

greater than or equal to 25% but less than 50% of the Aggregate Commitment	5 Business Days

greater than or equal to 50% of the Aggregate Commitment	10 Business Days

“Required Reserve” means, on any day during a month, the product of (i) the greater of (a) the Required Reserve Factor Floor and (b) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (ii) the Net Pool Balance as of the Cut-Off Date immediately preceding such month.

“Required Reserve Factor Floor” means, for any month, the sum (expressed as a percentage) of (i) 20.55% plus (ii) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of a Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of a Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of a Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreements), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of a Borrower now or hereafter outstanding, and (v) any payment of management fees by a Borrower (except for reasonable management fees to any Originator or its Affiliates in reimbursement of actual management services performed).

“Review” has the meaning set forth in Section 7.1(d).

“S&P” means Standard and Poor’s Ratings Services, a Standard and Poor’s Financial Services, LLC business.

“Sanctioned Country” means a country, region or territory that is itself subject to Sanctions.

“Sanctioned Person” means any individual person, group, regime, entity or thing (a) listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Sanctions or (b) located, organized or resident in a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the (a) U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Second Amendment Date” means October 25, 2013.

“Secured Parties” means the Indemnified Parties.

“Self-Pay Borrowing Base” means, at any time, the lesser of (a) the product of (i) the aggregate Outstanding Balance of all Eligible Self-Pay Receivables, times (ii) the Self-Pay Collections Rate, times (iii) one hundred percent (100%) minus the Discount Factor; and (b) the product of (i) the aggregate Outstanding Balance of all Eligible Receivables, times (ii) 5.00%.

“Self-Pay Collections Rate” means, (a) at any time prior to the accumulation of six months of reporting data for Self-Pay Receivables, the lowest Self-Pay Collections Ratio for any single calendar month for which reporting data is available and (b) thereafter, the lesser of (i) the Self-Pay Collections Ratio for the 6 preceding calendar months and (ii) the Self-Pay Collections Ratio for the 12 preceding calendar months (or, if less than 12 months of reporting data for Self-Pay Receivables are then available, the number of monthly periods for which such data is available).

“Self-Pay Collections Ratio” means, at any time, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate amount of Collections received by the Loan Parties and the Originators in payment of Self-Pay Receivables during the applicable time period and consecutive calendar months and (b) the denominator of which is the aggregate amount of Self-Pay Net Eligible Billings for such applicable time period.

“Self-Pay Discount Factor” means 25.00% (or such other percentage agreed to in writing by each Lender and the Collection Agent on behalf of the Borrowers); provided, however, that at any time following a downgrade of the non-credit-enhanced, senior unsecured long-term debt rating of Performance Guarantor by either S&P or Moody’s to “BB-” or “Ba3”, respectively, or lower, (i) any Lender, acting at its sole discretion may increase (but not decrease) the Self-Pay Discount Factor to any percentage not exceeding 50.00% and (ii) the Lenders, acting unanimously, may set the Self-Pay Discount Factor to any percentage.

“Self-Pay Net Eligible Billings” means, for any calendar month, the aggregate initial Outstanding Balance of all Self-Pay Receivables originated by the Originators during such calendar month.

“Self-Pay Receivable” means a Private Receivable, the Obligor of which is a natural person and is included in an Eligible Self-Pay Payor Class.

“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicing Fee” means, for each day in a Calculation Period:

(a) an amount equal to (i) the Servicing Fee Rate (or, at any time while UHS of Delaware or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between Borrowers and the Servicer on an arms’ length basis based on then prevailing market terms for similar services), times (ii) the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (iii) 1/360; or

(b) on and after the Servicer’s reasonable request made at any time when UHS of Delaware or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (i) 110% of such Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (ii) the number of days in the current Calculation Period.

“Servicing Fee Rate” means 1.0% per annum.

“Servicing Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the Servicing Fee Rate, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

EXHIBIT X

ELIGIBLE SELF-PAY PAYOR CLASSES

X-1

SCHEDULE A

COMMITMENTS

VICTORY’S LENDER GROUP	COMMITMENT
Lender Group Commitment	$ 95,000,000
BTMU’s Commitment as a Liquidity Bank	$ 95,000,000
BTMU’s Commitment as an LC Participant	$ 95,000,000

SUNTRUST’S LENDER GROUP	COMMITMENT
Lender Group Commitment	$100,000,000
SunTrust’s Commitment as a Liquidity Bank	$100,000,000
SunTrust’s Commitment as an LC Participant	$100,000,000

PNC’S LENDER GROUP	COMMITMENT
Lender Group Commitment	$115,000,000
PNC’s Commitment as a Liquidity Bank	$115,000,000
PNC’s Commitment as an LC Participant	$115,000,000

ATLANTIC’S LENDER GROUP	COMMITMENT
Lender Group Commitment	$ 90,000,000
CACIB’s Commitment as a Liquidity Bank	$ 90,000,000
CACIB’s Commitment as an LC Participant	$ 90,000,000

A-1

SCHEDULE D

SPECIAL OBLIGOR CONCENTRATION LIMIT

In addition to the other Obligor Concentration Limits specified in the Agreement:

(a) All Private Receivables owed by members of the BlueCross BlueShield Association shall be subject to a Special Concentration Limit of 15% of the Eligible Receivables and Eligible Participation Interests, in the aggregate; provided, however, that (i) the aggregate outstanding balance of such Private Receivables originated by facilities located in the State of Nevada shall be subject to a state sub-limit of 10% of the Eligible Receivables and Eligible Participation Interests, in the aggregate, and (ii) the aggregate outstanding balance of such receivables originated by facilities located within any other state (or District of Columbia), shall be subject to a state sub-limit of 5% of the Eligible Receivables and Eligible Participation Interests, in the aggregate; and

(b) The combined company that was formed by the merger of Sierra Health Services, Inc. with United HealthCare Services, Inc. (the “Combined Company”) and its Affiliates will have a Special Concentration Limit of 15.0% of the Eligible Receivables and Eligible Participation Interests, in the aggregate, unless and until cancelled upon not less than five (5) Business Days’ written notice by the Administrative Agent to Borrowers after the occurrence of a United HealthCare Credit Event, provided the Required Reserve Factor Floor is adjusted (if applicable) based on the Combined Company’s actual debt ratings at that time.

As used in this Schedule D, the following terms have the following meanings:

“United HealthCare Credit Event” means the occurrence of either (i) any material adverse effect on the business, operations, financial condition or assets of the Combined Company and its Affiliates, taken as a whole or (ii) any of the public debt ratings of the Combined Company or any of its Affiliates are downgraded or withdrawn.

D-1